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                          MOONLIGHT INTERNATIONAL CORP.



                                                  contact:         Leon Golden
                                                                   Secretary
                                                                   718-646-4175


FOR IMMEDIATE RELEASE:


NEW DIRECTOR JOINS MOONLIGHT INTERNATIONAL CORP

         New York, NY - January 23, 1997 - Mr. Werner Heim, President of Moonlight International Corp. (Electronic Over-the-Counter Bulletin Board -
LYTE) was pleased to announce that Mr. M. Walter Levine has accepted nomination to LYTE's Board of Directors and further indicated that Mr. Levine's vast business knowledge and experience would be an invaluable asset in the furtherance of LYTE's business objectives.

         Mr. Levine founded The Amtax Group ("Amtax"), a private investment banking company in 1978 and has structured investment programs valued at over $300,000,000 in equipment leasing, oil & gas and real estate partnerships, thereby enabling Amtax to expand and control investments worth in excess of $700,000,000. Amtax has raised significant start-up and growth capital for various corporate clients and recently (in 1993) raised the necessary financing to commence a partnership known as Interactive Television.

         Mr. Levine services on the Boards of Directors of such companies as the Calzone Case Company, James Daniel Entertainment, Vanco Manufacturing, The John Brown Company and Protective Alarms, Inc. and has serve as a consultant to the executive committee of Radio City Music Hall Productions.

         LYTE, operating through its wholly owned Swiss subsidiary, and in accordance with License Agreements (whereby it acquired exclusive field-of-use worldwide rights to utilize certain proprietary information, patent rights and technological know how) has developed and is currently commercializing a line of mobile helium-filled lighting balloons providing high luminosity, non-dazzling light with low energy consumption and designed to effectively lighten such nighttime outdoor activities as search and rescue operations, construction works, sporting events and festivities, as well as various kinds of nighttime police operations.